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                                                                   Exhibit 99.2





                                  CONTACT:  Gregory M. Benson
                                            American Pad & Paper Co.
                                            (972) 733-5421

FOR IMMEDIATE RELEASE

                                            Robert P. Jones/Stan Froelich--Press
                                            (212) 850-5600
                                            Ken Pieper
                                            (972) 663-9390
                                            Morgen-Walke Associates


                          AMERICAN PAD & PAPER COMPANY
                      ANNOUNCES FIRST QUARTER 1998 RESULTS



May 7, 1998, Dallas, Texas--American Pad & Paper Company (NYSE:AGP) today reported a net loss of $2.1 million, or $0.8 per share, on net sales of $161.6 million for the first quarter ended March 31, 1998. For the first quarter of 1997, the company reported net income of $4.0 million, or $.14 per share on net sales of $149.9 million.

     The company attributed the loss to continued price competition in the industry, particularly in commodity products such as continuous form paper. In addition, sales volume and shipments were reduced as a number of major office superstores and national discount retail customers continued to reduce their inventory levels.

     "Since mid-November, we have taken aggressive steps to reduce our expenses, improve product mix, and margins," said Charles G. Hanson III, Chairman and Chief Executive Officer. "During this time, we reduced our workforce approximately 10%, and we continue to review opportunities for operating consolidation and efficiencies in an effort to further drive cost down."

     "Another key focus has been to improve our margins through product mix," added Mr. Hanson. "To accomplish this we have made selective price increases, eliminated unprofitable products, and increased our offerings to certain customers. The effectiveness of these actions is evidenced by the fact that our operating results improved throughout the first quarter."

     "Other steps have been taken to improve the company's liquidity and we are seeing significant progress," added Mr. Hanson. "We expanded our credit line with our banks by $30 million and closed the quarter with more than $18 million in cash. Accounts receivable are down by $10 million from December 1997 levels, inventories were level with the previous quarter, and current liabilities were decreased by $16 million."

     "While we are making progress, sales volumes have been below satisfactory levels as our key customers continue to emphasize reductions in inventories," stated Mr. Hanson. "Over time, we expect our planned programs to improve margins and reduce cost leading us back to profitability."

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     American Pad & Paper Co., which invented the legal pad in 1888, is a leading manufacturer and marketer of paper-based office products in North America. In its 22 U.S. facilities, the Company manufactures and distributes writing pads, file folders, machine papers, envelopes and other office products. Name brands include: Ampad, Century, Embassy, Gold Fibre, Huxley, Karolton, Kent, Peel & Seel, SCM, Williamhouse and World Fibre.

     This release contains forward-looking statements relating to future financial results. Actual results may differ significantly as a result of factors over which the Company has no control, including the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition and increases in raw material costs. Additional information which could affect the Company's financial results is included in the Company's prospectus on file with the Securities and Exchange Commission.

                          AMERICAN PAD & PAPER COMPANY
                    COMPARATIVE CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)

                                                    (Unaudited)
                                                       Actual        Actual
                                                     31-Mar-98      31-Dec-97
                                                    -----------     ---------

                                     ASSETS

Cash                                                $  18,356       $   4,855
Accounts receivable                                    64,206          74,203
Inventories                                           157,115         154,359
Total current assets                                  256,492         250,870
Total assets                                          647,661         638,401


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Total current liabilities                           $  81,937       $  98,051
Long-term debt                                        426,085         398,577
Total liabilities                                     549,069         537,735
Total stockholders' equity                             98,592         100,666
Total liabilities and stockholders' equity            647,661         638,401








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                          AMERICAN PAD & PAPER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (Unaudited)



                                           Actual               Actual
                                        Three months         Three months
                                           Ended                Ended
                                         31-Mar-98            31-Mar-98
                                        ------------         ------------
Net sales                               $ 161,595            $ 149,834
Gross profit                               19,422               28,708
Income from operations                      6,437               15,392
Income before income taxes                 (4,255)               7,251
Net income (loss)                          (2,085)               3,988
Earnings per share
     Basic                              $   (0.08)           $    0.15
     Diluted                                 n/a             $    0.14
Weighted average number of
   common shares:
     Basic                                 27,695               27,436
     Diluted                                 n/a                29,390
